EXHIBIT 10.20

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) effective October 25, 2006 between COCA-COLA ENTERPRISES INC. (the “Company”) and LOWRY F. KLINE (“Mr. Kline”).

Whereas, Mr. Kline having previously served the Company as Chief Executive Officer and Executive Chairman, has resigned his position as an executive officer of the Company, effective October 25, 2006, and will retire as an employee of the Company as of January 1, 2007; and

Whereas, the Company desires to ensure a successful transition in the management of the Company following Mr. Kline’s retirement, and Mr. Kline desires to assist the Company in the period following his retirement by providing consulting and related services to the Company.

NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, the parties do hereby agree as follows:

1. Consulting Services. Mr. Kline agrees to provide the Company with consulting services related to the business and operations of the Company, as requested by the Company, with the time and effort devoted to such services to be consistent with Mr. Kline’s retired status and availability in view of his involvement in other activities. Specifically, Mr. Kline’s services shall include consulting with the Company on matters and subjects requested from time to time by the Company’s Chief Executive Officer, including, without limitation, strategic planning, industry trends, acquisition opportunities and management succession planning.

2. Compensation. Mr. Kline agrees that he will not be entitled to any compensation for performing services under the Agreement, except that he will be entitled to receive the benefits under the Coca-Cola Enterprises Executive Pension Plan during the term of the Agreement, which benefits are conditioned upon the execution of the non-competition provision set forth in Paragraph 5. Mr. Kline acknowledges that such benefits are sufficient consideration to support this Agreement.

3. Personnel and Office Accommodations. During the term of this Agreement, the Company will provide Mr. Kline with an office and secretarial support in its corporate offices in order to assist him in the performance of his consulting services.

4. Expenses. The Company shall reimburse the Mr. Kline for all expenses incurred by Mr. Kline in connection with the performance of his consulting services. All amounts to be reimbursed to the Mr. Kline pursuant to this Paragraph 4 shall be paid within sixty days (60) days following the delivery of the expense invoice to the Company.

5. Non-Competition. Mr. Kline agrees that, during the period beginning on the Termination Date and ending two years thereafter, he will not directly or indirectly, on his own behalf or on behalf of any person or entity, compete with the Company by performing activities or duties substantially similar or related to the functions, activities or duties performed by Mr. Kline for the Company within the two years preceding the Termination Date for any business entity or operations owned or operated by PepsiCo, Inc., The Pepsi Bottling Group, Inc., Cadbury Schweppes plc, or any other bottler of non-alcoholic beverages. This restriction shall apply only to a restricted territory within a fifty mile radius of any locations, sites or facilities in which the Company (including its affiliates) maintains offices, operations or service contracts or has provided services during the 12-month period immediately preceding the Termination Date.

6. Term. This Agreement shall continue in effect unless and until terminated by either party. Termination may be effected by either party by giving notice of termination to the other party at least thirty (30) days prior to the effective date of termination. Notwithstanding the foregoing, the covenants set forth in Paragraph 5 shall survive termination of this Agreement.

7. Controlling Law; Amendment; Waiver. This Agreement shall be governed by the laws of the State of Georgia. This Agreement may not be altered or amended except in writing signed by the parties.

8. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Company and Mr. Kline with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements, whether written or oral, between the Company and Mr. Kline with respect to the subject matter hereof.

LOWRY F. KLINE	COCA-COLA ENTERPRISES INC.

/S/ LOWRY F. KLINE	By:	/S/ JOHN F. BROCK
John F. Brock
President & Chief Executive Officer

Date	Date

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